Exhibit 99.1

Press Release

Star Holdings Reports Fourth Quarter and Fiscal Year 2025 Results

NEW YORK, February 17, 2026

Star Holdings (NASDAQ: STHO) announced today that it has filed its Annual Report on Form 10-K for the year ended December 31, 2025 with the Securities and Exchange Commission.

Net income (loss) attributable to common shareholders was ($19.1) million for the fourth quarter, and ($64.2) million for the year. Earnings (loss) per share was ($1.51) for the fourth quarter, and ($4.90) for the year. These results reflect a non-cash market-to-market adjustment with respect to our investment in approximately 13.5 million shares of SAFE of ($24.3) million, which decreased earnings per share by ($1.93), for the quarter, and ($64.8) million, which decreased earnings per share by ($4.94), for the year.

During the fourth quarter, the Company sold a land parcel in Asbury Park for $12.7 million resulting in a profit of $11.8 million, received the full repayment of a $15.0 million loan on a California property, and repurchased approximately 0.6 million shares of its outstanding common stock for $4.5 million at an average share price of $7.74.

Further details regarding the Company's results of operations, assets and activities are available in the Company's Form 10-K for the year ended December 31, 2025 which is available for download at the Company's website www.starholdingsco.com or at the Securities and Exchange Commission website www.sec.gov.

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Star Holdings’ (NASDAQ: STHO) portfolio is comprised primarily of interests in the Asbury Park Waterfront, the Magnolia Green residential development projects and other commercial real estate properties and loans that are for sale or otherwise plan to be monetized. Star Holdings also owns shares of Safehold Inc. (NYSE: SAFE). Star Holdings expects to focus on realizing value for shareholders from its portfolio primarily by maximizing cash flows through active asset management and asset sales. Additional information on Star Holdings is available on its website at www.starholdingsco.com.

Company Contact:

Pearse Hoffmann

Senior Vice President

Head of Corporate Finance

T 212.930.9400

E investors@starholdingsco.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@starholdingsco.com